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                                                                     EXHIBIT 3-4


                            CERTIFICATE OF AMENDMENT
                                  OF BYLAWS OF
                              CKE RESTAURANTS, INC.
                             a Delaware corporation

The undersigned, Hilary B. Burkemper, certifies as follows:

         1. She is the duly elected and acting Assistant Secretary of CKE Restaurants, Inc., a Delaware corporation (the "Corporation").

         2. Article III, Section 3.2 of the Bylaws of the Corporation is hereby amended to read as follows:

                  "SECTION 3.2 NUMBER AND TERM OF OFFICE. "The authorized number of directors of the Corporation shall be twelve (12) until this Section 3.2 is amended by a resolution duly adopted by the Board. Directors need not be stockholders. Each of the directors of the Corporation shall hold office until such director's successor shall have been duly elected and shall qualify or until such director shall resign or shall have been removed in the manner provided in these Bylaws."

         3. The foregoing amendment of the Bylaws was duly approved by resolution of the Board of Directors of the Corporation on March 3, 2004.

         I declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of my own knowledge.

Dated: March 3, 2004


  /s/ Hilary B. Burkemper
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Hilary B. Burkemper, Assistant Secretary